Exhibit 21.1

Subsidiaries

1.                                      Big Sky Transportation Co., d/b/a Big Sky Airlines, a Montana Corporation.

2.                                      Mesaba Aviation, Inc., d/b/a Mesaba Airlines, a Minnesota Corporation.*

*Effective April 24, 2007, Mesaba Aviation, Inc. exited bankruptcy as a wholly-owned subsidiary of Northwest Airlines, Inc., and is, therefore, no longer a subsidiary of  MAIR Holdings, Inc.